PRICE COMMUNICATIONS CORPORATION
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News Release                                                          Contact:

March 16, 2006                                                      Robert Price
                                                                    212-757-5600

                    PRICE COMMUNICATIONS CORPORATION REPORTS
                          RESULTS FOR QUARTER AND YEAR

         Price Communications Corporation (NYSE:PR) reported income from its partnership with Verizon of $8.5 million for the quarter and $33.8 million for the year ended December 31, 2005.

         The following table presents selected financial data for the periods:

                                                 ---------------------------------------------
                                                    Three Months Ended          Year Ended
                                                       December 31,            December 31,
                                                 ---------------------------------------------
                                                                      (000's)
                                                 ---------------------------------------------
                                                     2005        2004        2005       2004
                                                 -----------  ----------  ----------  --------
Income from partnership                            $8,498      $8,344      $33,822    $33,332
Loss on impairment in value of partnership*      (289,600)         --     (289,600)        --
Other (expense) income, net                        (4,955)      3,889       (1,575)    12,526
Income tax benefit (expense)                       92,040      (4,055)      85,883     43,030
Net (loss) income                                (195,968)      6,273     (182,640)    72,276
Net (loss) income per share (basic)                $(3.49)      $0.11       $(3.25)     $1.28
Weighted average shares outstanding                56,227      56,234       56,227     56,406

*Loss based upon the estimated value of the Company's Verizon partnership interest as if the exchange for VZ stock had been made at December 31, 2005, when Verizon stock closed at $30.12. On March 15, 2006 Verizon common stock closed at $34.39, which would have made the loss smaller.

         Net loss for the year and quarter ended includes an other-than-temporary loss on impairment in value of the Verizon partnership interest, based upon the value of the Verizon common stock at December 31, 2005, which was $30.12. The Company expects to receive Verizon common stock in exchange for its partnership interest in August of 2006. The Company also had a loss on investments which it has recognized as other-than-temporary of $5.5 million which is included in other (expense) income.

         On August 15, 2002 Price Communications Corporation completed its transaction with Verizon, under which the cellular telephone assets of its Price Communications Wireless subsidiary were exchanged for a preferred limited partnership interest in a new partnership controlled by Verizon Wireless. This interest will be exchanged in 2006 into the common stock of Verizon Communications, Inc. The board of directors of the Company has determined to pursue dissolution of the Company which it will present to shareholders for a vote prior to August 2006 which requires 66 2/3% of the outstanding shares. It is in the process of preparing the necessary documents for filing with the SEC.

         Price Communications Corporation is a New York based corporation and trades on the NYSE. It is also traded on the Chicago Stock Exchange (symbol:
PR.M), the Boston Stock Exchange (symbol: PR.B), the Pacific Stock Exchange (symbol: PR.P), and trades in Euros on the Frankfurt and Munich Stock Exchanges

                    This press release contains certain forward-looking statements. Actual results may differ materially from those projected or implied in such forward-looking statements. Such forward-looking information involves risks and uncertainties that could significantly affect expected results. These risks and uncertainties are discussed in the Company's SEC filings, including, but not limited to, the Company's Annual Report on Form 10-K.

                 45 Rockefeller Plaza, New York, New York 10020